UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 3, 2006

__________________________________________________________________

CELADON GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23192	13-3361050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9503 East 33rd Street One Celadon Drive Indianapolis, Indiana	46235
(Address of principal executive offices)	(Zip Code)

(317) 972-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On February 3, 2006, the Compensation and Nominating Committee of the Board of Directors ("Compensation Committee") of Celadon Group, Inc., a Delaware corporation (the "Company"), approved the accelerated payout of certain vested stock appreciation rights ("SARs") previously awarded to certain employees of the Company. Ken Core, the Company’s Vice President and Secretary, and Sergio Hernandez, the Company’s Vice President-Mexico, are the only "named executive officers" eligible to participate and each elected to participate in such payout whereby they will receive $176,505 and $106,688, respectively, on February 10, 2006.

Under the terms of their original SARs agreements, Messrs. Core and Hernandez would not have been eligible for a payout of vested SARs until the earlier of the third or fourth anniversary of the SARs grant date, depending on the grant, or the termination of their respective employment with the Company. In consideration of the early payout election by employees, the Compensation Committee reviewed the average SARs price of eligible grants, the possible impact on the Company’s financial statements, and the possible market price fluctuation of the Company’s common stock between the payout election and February 10, 2006, distribution. Accordingly, the Compensation Committee determined a payout price of $30 per share. The one-time cash payment of Messrs. Core and Hernandez reflects the differences between the exercise prices of the underlying SARs and such payout price of $30 per share.

The following table sets forth information related to the SARs of Messrs. Core and Hernandez and the computation of their respective payouts:

Employee	SARs Grant Date	Number of SARs Granted (#)	Number of SARs Vested (#)	Price($)	Value of Payout($)

Ken Core	07/09/2003	5,000	3,334	$ 9.85	$ 67,180
Ken Core	10/01/2003	10,000	5,000	$ 11.30	$ 93,500
Ken Core	10/28/2004	6,000	1,500	$ 19.45	$ 15,825
Payout Total					$ 176,505

Sergio Hernandez	10/01/2003	10,000	5,000	$ 11.30	$ 93,500
Sergio Hernandez	10/28/2004	5,000	1,250	$ 19.45	$ 13,188
Payout Total					$ 106,688

Upon receipt of the cash payout, the vested SARs subject to the accelerated payout previously held by Messrs. Core and Hernandez will be deemed expired, and they will have no further appreciation rights thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELADON GROUP, INC.

Date: February 9, 2006	By:	/s/ Stephen Russell
Stephen Russell
Chairman of the Board and Chief Executive Officer